Exhibit 99(a)(3)

                               AKULA PARTNERS LLC
                          261 School Avenue, Suite 400
                           Excelsior, Minnesota 55331

                                November 13, 2003

TO:  Holders of Units of Limited Partnership Interest of ML Media Partners, L.P.

RE:  CASH OFFER TO PURCHASE UNITS OF LIMITED PARTNERSHIP INTEREST AT $750 PER
     UNIT

Dear Unitholder:

 AKULA PARTNERS LLC IS SEEKING TO BUY YOUR UNITS OF LIMITED PARTNERSHIP INTEREST
    OF ML MEDIA PARTNERS, L.P. FOR $750 PER UNIT IN CASH, AS PROVIDED IN THE OFFER TO PURCHASE. IN ADDITION, WE WILL PAY THE $50 TRANSFER FEE CHARGED BY
                           ML MEDIA FOR EACH TRANSFER.

Important considerations in evaluating our offer:

..    OUR CASH OFFER OF $750 PER UNIT REPRESENTS A 25% PREMIUM TO THE CURRENT
     OFFERS BY SMITHTOWN BAY, LLC ("SMITHTOWN") AND MLMP ACQUISITION PARTNERS, LLC ("MLMP")

..    IF YOUR HAVE ALREADY TENDERED YOUR UNITS PURSUANT TO THE SMITHTOWN OR MLMP
     OFFER, PLEASE ACT PROMPTLY TO WITHDRAW YOUR TENDERED UNITS IF YOU WOULD LIKE TO RECEIVE $750 PER UNIT. You can withdraw Units that you tendered to Smithtown by written notice received by Smithtown before 5:00 p.m., New York time, on Monday, November 17, 2003 (the current expiration date of Smithtown's offer). You can withdraw Units that you tendered to MLMP by written notice received by MLMP before 5:00 p.m., New York time, on Friday, December 5, 2003 (the current expiration date of MLMP's offer). You (or your broker of nominee) must notify Smithtown or MLMP, as applicable, in writing at the address listed at the end of the "summary term sheet" in the applicable offer to purchase, and the notice must include your name, the number of Units to be withdrawn and the name in which the tendered Units are registered. For complete information about the procedures for withdrawing Units tendered pursuant to Smithtown's offer, please see
     Section 4 of Smithtown's Offer to Purchase. For complete information about procedures for withdrawing Units tendered pursuant to MLMP's offer, please see Section 5 of MLMP's Offer to Purchase.

..    PARTNERSHIP DOES NOT EXPECT TO MAKE DISTRIBUTIONS UNTIL RESOLUTION OF
     LITIGATION. As disclosed by the General Partner in the Partnership's
     Schedule 14D-9 filed with the Securities and Exchange Commission on October 29, 2003 in response to Smithtown's tender offer (the "Partnership's
     Schedule 14D-9"), "THE PARTNERSHIP DOES NOT EXPECT TO MAKE ANY FURTHER DISTRIBUTIONS TO LIMITED PARTNERS UNTIL THE RESOLUTION OF THE LITIGATION WITH ADELPHIA, CENTURY, HIGHLAND AND THE JOINT VENTURE AND THE DISPOSITION OF THE PARTNERSHIP'S INTEREST IN THE JOINT VENTURE."

..    OPPORTUNITY TO LIQUIDATE AN OLD INVESTMENT. If you accept our Offer and we purchase your Units, you will liquidate an investment in a security that was originally issued by the Partnership in 1986 or 1987. In selling Units pursuant to our Offer, Unitholders who purchased Units when they were originally issued will realize approximately $2,364 for each $1,000 invested in a Unit.

..    ELIMINATE UNCERTAINTY ARISING OUT OF THE DELAY IN THE PARTNERSHIP'S
     LIQUIDATION RESULTING FROM ADELPHIA'S BANKRUPTCY. As disclosed by the General Partner in the Partnership's Schedule 14D-9, "ADELPHIA EXPERIENCED SIGNIFICANT FINANCIAL AND OTHER PROBLEMS THAT RESULTED IN IT SEEKING BANKRUPTCY PROTECTION...BOTH THE JOINT VENTURE AND ADELPHIA DEFAULTED IN THEIR OBLIGATIONS TO PURCHASE THE PARTNERSHIP'S INTEREST IN THE JOINT VENTURE, AND THE PARTNERSHIP COMMENCED LITIGATION AGAINST THE JOINT VENTURE, ADELPHIA, CENTURY AND HIGHLAND...[T]HESE BANKRUPTCIES WILL LIKELY DELAY THE PARTNERSHIP'S RECEIPT OF THE PROCEEDS FROM ITS INTEREST IN THE JOINT VENTURE, PERHAPS BY AS MUCH AS SEVERAL YEARS..." The decision to accept the Offer eliminates the uncertainty arising out of the delay in Unitholders' receipt of distributions of sales and final liquidation proceeds. Furthermore, by selling the Units for cash now, Unitholders would have the ability to invest the proceeds of such sale in alternative and potentially more liquid investments.

..    CRIMINAL PROSECUTION OF THE RIGAS FAMILY IS COMPLICATING THE PARTNERSHIP'S
     ABILITY TO ENFORCE ITS JOINT VENTURE RIGHTS. In addition to the significant complications that Adelphia's bankruptcy filing has imposed upon the Partnership's ability to enforce its rights with respect to the Joint Venture, the criminal prosecution against the Rigas family - the former controlling shareholders of Adelphia - may further delay or complicate the Partnership's ultimate liquidation. In the Partnership's Schedule 14D-9, the General Partner disclosed that "[D]ISCOVERY PROCEEDINGS WITH REGARD TO THE PARTNERSHIP'S CLAIMS AND ADELPHIA AND CENTURY'S COUNTERCLAIMS HAVE BEGUN; HOWEVER, DUE TO THE EXISTENCE OF CRIMINAL PROSECUTION AGAINST THE RIGAS FAMILY, IT IS HIGHLY UNLIKELY THAT THE PARTNERSHIP'S MATTER WILL GO TO TRIAL THIS YEAR AND DIFFICULT TO PREDICT WHEN IT WILL DO SO."

..    LIMITED OFFER. Our Offer is limited to a maximum of 13,160 (approximately
     7%) of the outstanding Units and expires on December 22, 2003.

..    NO RECENT FINANCIAL INFORMATION ABOUT THE PARTNERSHIP IS AVAILABLE. The
     Partnership has not filed financial statements with the Securities and Exchange Commission since September 2000. Furthermore, the General Partner disclosed in the Partnership's Schedule 14D-9 that "DELOITTE & TOUCHE LLP, THE AUDITORS FOR THE JOINT VENTURE, HAS RETRACTED THEIR AUDIT OF THE JOINT VENTURE FOR THE YEARS ENDED DECEMBER 31, 1999, DECEMBER 31, 2000, AND DECEMBER 31, 2001."

..    NO ESTIMATE OF NET ASSET VALUE OF PARTNERSHIP SINCE DECEMBER 2001. The
     General Partner has not provided an estimate of the Partnership's net asset value since December 2001. According to the General Partner, in December 2001, the net asset value of the Partnership was $1,112 per Unit. In the Partnership's Schedule 14D-9, the General Partner disclosed that "[T]HE DECEMBER 2001 ESTIMATED NAV [OF $1,112 PER UNIT] DID NOT REFLECT EXPENSES THAT SUBSEQUENTLY HAVE BEEN OR WILL BE INCURRED IN CONNECTION WITH THE BANKRUPTCY PROCEEDINGS INVOLVING ADELPHIA, CENTURY OR THE JOINT VENTURE OR THE COSTS OF LITIGATION TO ENFORCE THE PARTNERSHIP'S RIGHTS UNDER THE

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

     LEVERAGED RECAPITALIZATION AGREEMENT. THESE COSTS, TOGETHER WITH THE COSTS OF MAINTAINING THE PARTNERSHIP DURING THE EXTENDED PENDENCY OF THESE ACTIONS, WILL REDUCE THE NAV. IN ADDITION, THE NAV MAY BE FURTHER IMPACTED BASED UPON DEVELOPMENTS IN THE BANKRUPTCIES AND RELATED LITIGATIONS." If one were to take into account the expenses described above by the General Partner as well as the uncertainty relating to the timing of the Partnership's ultimate liquidation, our Offer Price of $750 per Unit may be an attractive opportunity for you to achieve liquidity now.

..    COMMISSION-FREE SALE. You pay no commission if you sell your Units to us.
     Typical secondary limited partnership sales generally incur fees and commissions of up to 10% of the sales prices.

..    ILLIQUID UNITS. Since the Units are not regularly traded in a formal market, they are difficult to sell. The Partnership has not announced any alternative source of liquidity for Unitholders.

..    SECONDARY MARKET MATCHING SERVICE SALES. You may attempt to sell your Units through a secondary market matching service. However, we believe that transactions through secondary market matching services are costly and time consuming and that quoted prices often differ from the price a seller actually receives.

..    FUTURE DISTRIBUTIONS BY THE PARTNERSHIP. Tendering Unitholders will give up the opportunity to participate in any future benefits of ownership, including potential future distributions by the Partnership. The Offer
     Price may be less than the total amount that you might otherwise receive with respect to your Units over the remaining term of the Partnership.

..    WE SEEK TO MAKE A PROFIT ON THE PURCHASE OF UNITS. We are making the Offer for investment purposes and with the intention of making a profit from ownership of the Units. In establishing the Offer Price, we are motivated to establish a price that is greater than the prices offered by Smithtown and MCMP and at the same time the lowest price that might be acceptable to Unitholders consistent with our objectives, which may conflict with your interest in receiving the highest price for your Units.

..    CONDITIONS OF SALE. Our obligation to purchase Units is subject to our right to prorate among tendering Unitholders the number of Units we will purchase, as well as other conditions set forth in the Offer to Purchase.

We will purchase in our Offer a maximum of 13,160 (approximately 7%) of the outstanding Units. If Unitholders offer us more, we will prorate our purchase ratably to all sellers. You will be paid for Units validly tendered (and not withdrawn) promptly following (i) receipt of a valid, properly executed Agreement of Assignment and Transfer (see the enclosed document) by our Depositary and (ii) actual transfer of the Units to us, subject to Section 3 - "Acceptance for Payment and Payment for Units" and Section 4 - "Proration" of the Offer to Purchase and the other terms and conditions of the Offer. However, we reserve the right, in our sole discretion, to purchase tendered Units prior to the actual transfer of the Units to us. ALL SALES OF UNITS WILL BE IRREVOCABLE BY YOU, SUBJECT TO SECTION 5 - "WITHDRAWAL

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

RIGHTS" OF THE OFFER TO PURCHASE. The Offer to Purchase, Exhibit (a)(1) to the Schedule TO, contains a full discussion of the terms and conditions of the Offer.

The General Partner is expected to announce a recommendation regarding our Offer within 10 business days after the date of the Offer or as soon as possible upon becoming aware of the Offer. You may consult with the General Partner before deciding whether or not to tender your Units.

TO ACCEPT OUR OFFER:

1. Please complete the enclosed Agreement of Assignment and Transfer (if not otherwise indicated, please note the number of Units you wish to sell in the signature area of the Agreement), and have it MEDALLION SIGNATURE GUARANTEED (this can be done by your broker or bank).

2. Return the completed Agreement to our Depositary in the enclosed pre-paid envelope

OUR OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 22, 2003, SUBJECT TO ANY EXTENSION. Those who wish to obtain additional information may call our Information Agent at the number below. We reserve the right to extend, amend or terminate the Offer.

Please note that this letter is subject in its entirety to the terms and conditions of the Offer, as set forth in the Offer to Purchase. If you miss the Expiration Date and still wish to sell, please call our Information Agent to learn if we are able to accept your Units.

D. F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(212) 269-5500 (Banks and Brokers Call Collect)
(888) 628-1041 (All Others Call Toll-Free)

Very truly yours,

Akula Partners LLC

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

                  TO PROCEED WITH THE SALE OF YOUR UNITS TO US
                     CAREFULLY FOLLOW THE INSTRUCTIONS BELOW

IF YOU ARE THE:

INDIVIDUAL OWNER OR JOINT OWNER OF RECORD

1.   Complete the enclosed Agreement of Assignment and Transfer (the
     "Agreement")

     1. If necessary, please include changes to your address, the number of Units you wish to sell, phone number and social security number(s)

2.   Sign the Agreement in front of your banker or broker.

     1.   If jointly owned, ALL owners must sign the Agreement

     2.   EVERY signature must be MEDALLION SIGNATURE GUARANTEED*

3. Return the Agreement to our Depositary in the enclosed pre-paid envelope, along with your ORIGINAL limited partnership certificate

     1. If no certificate is available, check the appropriate box on the Agreement

     2. If the INDIVIDUAL OWNER or BOTH JOINT OWNERS are deceased, please include a certified death certificate and certified Letters of Testamentary, or letters of appointment, showing you as the legal owner of the Units (OUR DEPOSITARY CANNOT ACCEPT A PHOTOCOPY)

     3. If ONE OF THE JOINT OWNERS is deceased, please provide a certified death certificate (OUR DEPOSITARY CANNOT ACCEPT A PHOTOCOPY)

OR, IF YOU ARE SELLING YOUR UNITS HELD IN AN IRA OR KEOGH ACCOUNT

THE ENCLOSED AGREEMENT MUST BE SIGNED BY BOTH THE BENEFICIAL OWNER AND AN AUTHORIZED SIGNOR OF YOUR CUSTODIAN

1.   Sign the Agreement and have your signature MEDALLION SIGNATURE GUARANTEED*

2. Write your Custodian's name, address, telephone number and IRA/Keogh account number on the Agreement

3. Forward the signed Agreement directly to your Custodian and instruct them to do the following:

     a. Sign the Agreement and place their MEDALLION SIGNATURE GUARANTEE* stamp next to their signature

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

     b. Forward the signed Agreement and documents directly to our Depositary once they have been completed

NOTE: OUR DEPOSITARY'S SERVICE PROFESSIONALS CAN WORK DIRECTLY WITH YOUR CUSTODIAN TO GET THE NECESSARY CUSTODIAL SIGNATURE AND THEN FORWARD YOUR CHECK TO YOUR IRA ACCOUNT. PLEASE BE SURE TO PROVIDE OUR DEPOSITARY WITH YOUR CUSTODIAN'S NAME AND ADDRESS, IN ADDITION TO YOUR IRA ACCOUNT NUMBER SO THAT THEY CAN EXPEDITE THE SALE. THIS METHOD OF COMPLETING THE DOCUMENTATION CAN ADD WEEKS TO THE PROCESSING TIME AND WOULD THEREFORE SIGNIFICANTLY DELAY PAYMENT.

TRUST, PROFIT SHARING AND PENSION PLANS

1. All authorized signatories should sign the Agreement (All trustees must sign with every signature MEDALLION SIGNATURE GUARANTEED*)

2. Enclose first, last (title and signature pages) and other applicable pages of Trust or Plan Agreement showing signor(s) as authorized.

3. If any of the original trustees are deceased, all successor trustees must sign with every signature MEDALLION SIGNATURE GUARANTEED*. Also include a certified copy of the death certificate and a copy of the entire trust.

     THE PLAN OR TRUST MUST BE CURRENT AND IN FULL FORCE AND EFFECT

CORPORATIONS

1. All authorized signatories of the Corporation should sign the Agreement with every signature MEDALLION SIGNATURE GUARANTEED*

2. Include a Corporate Resolution (WITH RAISED CORPORATE SEAL) showing that signor(s) is authorized

     * WHAT IS A MEDALLION SIGNATURE GUARANTEE? A Medallion Signature Guarantee is a stamp provided by a financial institution that authenticates your signature. It is NOT a notarized signature. Having your signature guaranteed protects you by preventing the unauthorized transfer of your units. Most banks and brokers provide Medallion Signature Guarantees. To get a Medallion Signature Guarantee, take your UNSIGNED Agreement and personal identification to your bank or broker, and request a Medallion Signature Guarantee.

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

           IF YOU PREFER TO USE AN OVERNIGHT SERVICE, PLEASE SEND THE
                     COMPLETED DOCUMENTS TO OUR DEPOSITARY:

                              The Bank of New York
                       ATTN: Transfer Department/MC Media
                                  P.O. Box 7090
                            Troy, Michigan 48007-7090

Upon receipt of your Agreement, our Depositary's customer service professionals will determine if the documentation is complete. If it is not, you may receive a telephone call from them highlighting the information or documents that they need to process the Agreement. Please respond promptly, as your failure to do so can add weeks to the processing time.

     IF YOU NEED ASSISTANCE OR HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL OUR INFORMATION AGENT, D. F. KING & CO., INC., TOLL-FREE AT (888) 628-1041.

                           FREQUENTLY ASKED QUESTIONS

Q.   WHY SHOULD I CONSIDER SELLING MY UNITS AT THIS TIME?

A. HAVE YOUR ORIGINAL OBJECTIVES FOR THIS INVESTMENT BEEN MET? ARE YOU PLEASED WITH THE WAY THIS INVESTMENT HAS PERFORMED TO DATE? MANY INVESTORS COME TO REALIZE THEIR ORIGINAL PROJECTIONS MAY NEVER BE MET AND, THEREFORE, A PURCHASE OFFER FOR AN UNDER-PERFORMING INVESTMENT WITH AN UNCERTAIN TERMINATION DATE MAY BE AN OPPORTUNITY WORTHY OF CONSIDERATION. FOR A MORE DETAILED DISCUSSION OF THE VARIOUS RISKS AND OTHER FACTORS TO CONSIDER IN SELLING UNITS TO US, PLEASE SEE THE OFFER TO PURCHASE ENCLOSED HEREWITH. BY SELLING YOUR UNITS TO US, YOUR LIQUIDITY OBJECTIVES CAN BE MET, SUBJECT TO PRORATION AND THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. A SECONDARY MARKET MATCHING SERVICE CANNOT ASSURE A SALE UNLESS IT LOCATES AN INTERESTED BUYER. MOST INDIVIDUAL INVESTORS ARE NOT INTERESTED IN HOLDING LIMITED PARTNERSHIP UNITS IN THEIR INVESTMENT PORTFOLIOS, SO WE ARE PROVIDING YOU WITH A LIQUIDITY OPTION THAT IS GENERALLY NOT OTHERWISE READILY AVAILABLE.

Q.   WHAT ARE THE TAX CONSEQUENCES OF SELLING?

A. WE CANNOT ACCURATELY PREDICT THE TAX CONSEQUENCES OF A SALE FOR INDIVIDUAL INVESTORS. SOME FEDERAL INCOME TAX CONSEQUENCES OF A SALE IN OUR OFFER ARE DISCUSSED IN SECTION 7 - "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" OF THE OFFER TO PURCHASE. IT DOES NOT INCLUDE ANY ASPECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO YOUR OWN SITUATION.

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

Q.   HOW DO I TENDER AND WHEN WILL I BE PAID?

A.      IN ORDER TO PROPERLY TENDER YOUR UNITS IN THE OFFER, PLEASE FOLLOW THE

        INSTRUCTIONS ON THE REVERSE SIDE AND SEE SECTION 2 - "PROCEDURES FOR TENDERING UNITS" OF THE OFFER TO PURCHASE. YOU WILL BE PAID PROMPTLY FOLLOWING THE PURCHASER'S RECEIPT OF A CONFIRMATION THAT THE TRANSFER OF UNITS HAS BEEN EFFECTUATED AND THAT THE PURCHASER WILL BE DEEMED A "SUBSTITUTED LIMITED PARTNER" WITH RESPECT TO THE UNITS TRANSFERRED. THE PARTNERSHIP HAS ADOPTED A PRACTICE OF LIMITING TRANSFERS OF UNITS WITHIN ANY TAX YEAR TO NO MORE THAN 4.8% OF THE OUTSTANDING UNITS, AND THE PARTNERSHIP HAS STATED THAT IT HAS USED ALL OF ITS CAPACITY FOR TRANSFERS FOR THE 2003 TAX YEAR. IN ADDITION, THE PARTNERSHIP'S LIMITED PARTNERSHIP AGREEMENT PROVIDES THAT TRANSFERS OF UNITS ARE RECOGNIZED ON THE PARTNERSHIP'S BOOKS AS SOON AS PRACTICABLE AFTER THE LAST BUSINESS DAY OF EACH CALENDAR QUARTER. BECAUSE THE LAST BUSINESS DAY OF THE FIRST CALENDAR QUARTER OF 2004 IS MARCH 31, IT IS POSSIBLE THAT PAYMENT FOR ACCEPTED UNITS WILL BE DELAYED UNTIL AT LEAST MARCH 31, 2004. IN ANY CASE, THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO PAY FOR ACCEPTED UNITS PRIOR TO SUCH DATE. FOR A MORE DETAILED DISCUSSION, SEE SECTION 3 OF THE OFFER TO PURCHASE - "ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS."

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